Exhibit 5.1



                                                        March 9, 1994



Consolidated Freightways, Inc.
3240 Hillview Avenue
Palo Alto, California 94304

Gentlemen:

       At your request, I have examined the Registration Statement on Form S-8 executed by you on March 9, 1994 and to be filed with the Securities and Exchange Commission on March 9, 1994 in connection with the registration under the Securities Act of 1933, as amended, of (1) an aggregate of 150,000 shares of your common stock ("Common Stock") issuable pursuant to the Consolidated Freightways, Inc., Equity Incentive Plan for Non-Employee Directors and (2) an aggregate of 200,000 shares of Common Stock issuable under the Consolidated Freightways Thrift and Stock Plan. The Company's Equity Incentive Plan for Non-Employee Directors and Thrift and Stock Plan are referred to collectively as the "Plans" and individually as a "Plan."

       As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of shares of Common Stock under the Plans (the "Plan Shares") and such documents as I have deemed necessary to render this opinion.

       Based upon the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the applicable Plan will be validly issued, fully paid and nonassessable shares of Common Stock.

       I consent to the use of this opinion as an exhibit to the Registration Statement.

                        Very truly yours,

                        /s/ Stephen D. Richards